Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES AMENDS 2016 SENIOR UNSECURED

TERM LOAN AGREEMENT

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Increased Term Loan borrowing capacity grows by $100 million
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Extended maturity by up to five years and fixed future cost of borrowing

WASHINGTON, D.C. – January 14, 2025 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government and its adjacent partners, today announced it has amended its $100 million senior unsecured term loan agreement, executed in 2016 (the “Amended 2016 Term Loan”).

Easterly extended the maturity date of the Amended 2016 Term Loan from January 30, 2025 to January 28, 2028. Further, the Company may exercise at its discretion two one-year extension options, subject to certain conditions, thus extending the maturity date as late as January 28, 2030. Easterly further secured increased borrowing capacity on the accordion feature from $150 million to $250 million.

“We are very pleased to have amended our 2016 Term Loan under such favorable terms,” said Allison Marino, Easterly’s Chief Financial and Chief Accounting Officer. “Thanks to our strong banking relationships and superior credit profile, we have extended the duration of our liabilities while maintaining a strong balance sheet and long-term debt capacity. This enables us to remain focused on executing a disciplined investment strategy and delivering growth to shareholders.”

In connection with the Amended 2016 Term Loan, the Company also entered into an interest rate swap to effectively fix SOFR at 3.8569% annually. By executing this swap, the Company provides greater certainty over its interest rate exposure. Borrowings under the Amended 2016 Term Loan will continue to bear interest at a rate of SOFR, a credit spread adjustment of 0.10%, plus a spread of 1.20% to 1.70%, depending on the Company's leverage ratio. Given the Company's current leverage ratio, the Amended 2016 Term Loan’s initial spread to SOFR is set at 1.35%.

PNC Capital Markets LLC, U.S. Bank National Association, and Truist Securities, Inc. served as joint lead arrangers and joint bookrunners. PNC Bank, National Association served as the administrative agent.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C. and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. With a long-stated goal of being the partner of choice to the

United States Government, Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on February 27, 2024. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Senior Vice President, Investor Relations & Operations

202-596-3947

ir@easterlyreit.com